Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL UPDATES JUNE QUARTER GUIDANCE

TO REFLECT CONTRIBUTION OF RECENTLY ACQUIRED SANDISK

IRVINE, Calif. — May 26, 2016 — Western Digital® Corp. (NASDAQ: WDC) today announced its updated financial guidance for its fourth fiscal quarter ending July 1, 2016, to reflect the contribution of the recently acquired SanDisk business.

Reflecting the ownership of SanDisk as of May 12, 2016, Western Digital now expects its fourth quarter revenue in the range of $3.35 billion to $3.45 billion compared to its earlier forecast of $2.6 billion to $2.7 billion. The company now expects its fourth quarter EPS on a non-GAAP basis to be between $0.65 to $0.70, compared with its earlier forecast of $1.00 to $1.10 per share. The new guidance includes total interest costs of approximately $220 million, which includes interest expense on newly issued debt of approximately $185 million and amortization of debt issuance costs of approximately $30 million. Interest expense on the newly issued debt includes approximately $50 million incurred prior to the deal closing date.

Western Digital Updates June Quarter Guidance to

Reflect Contribution of Recently Acquired SanDisk

Due to the impact of the interest expense, the company estimates a non-GAAP tax benefit of approximately $15 million for the quarter. Diluted share count for the quarter, including shares issued to SanDisk shareholders as of May 12, 2016, is expected to be 266 million, equivalent to 290 million shares on a full quarter basis.

The company is posting an updated Quarterly Fact Sheet on the Investor Relations section of its website (investor.wdc.com) to reflect the updated fourth fiscal quarter guidance and include metrics related to its debt and estimated effective tax ranges.

The company is hosting an investment community conference call today at 2 p.m. Pacific/5 p.m. Eastern to discuss the updated guidance. The live and archived conference call/webcast can be accessed online at investor.wdc.com. The telephone replay numbers are 1 (855) 859-2056 in the U.S./Canada or dial +1 (404) 537-3406 for international callers. The required passcode for the replay is 16177589.

Non-GAAP Financial Measures

This press release includes financial guidance relating to non-GAAP earnings per share and a non-GAAP tax benefit. These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. Western Digital Corporation believes the presentation of non-GAAP measures provides useful information to investors for measuring the company’s earnings performance and comparing it against prior periods.

These non-GAAP measures exclude amortization of acquired intangible assets; employee termination, asset impairment and other charges; charges related to cost saving initiatives; acquisition-related charges; other charges; and income tax adjustments. We exclude these items for purposes of calculating these non-GAAP measures to facilitate a more meaningful evaluation of our current operating performance and comparisons to our operating performance in prior periods.

Western Digital Updates June Quarter Guidance to

Reflect Contribution of Recently Acquired SanDisk

We have not reconciled our financial guidance for non-GAAP earnings per share and non-GAAP tax benefit to their most directly comparable GAAP measures because material items that impact these measures, such as the timing and amount of charges related to cost saving initiatives and employee termination, asset impairment and other charges and the amount of amortization of acquired intangible assets and acquisition-related charges, are out of our control and/or cannot be reasonably predicted. Accordingly, a reconciliation of our non-GAAP financial measure guidance to the corresponding GAAP measures is not available without unreasonable effort.

About Western Digital

Western Digital Corporation (NASDAQ: WDC) is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the company’s Investor Relations website at investor.wdc.com.

Western Digital Updates June Quarter Guidance to

Reflect Contribution of Recently Acquired SanDisk

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the company’s anticipated financial results for its fourth fiscal quarter ending July 1, 2016. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s Form 10-Q filed with the SEC on May 9, 2016, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect new information or events.

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Western Digital, WD, the HGST logo, SanDisk and G-Technology are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners.